Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-196550) pertaining to the 2004 Equity Incentive Plan, the 2011 Equity Incentive Plan, the 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan of Arista Networks, Inc. of our report dated February 25, 2016, with respect to the consolidated financial statements of Arista Networks, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.
/s/ Ernst & Young LLP
Redwood City, California
February 25, 2016